Exhibit 99.2

Form of written consent of

the stockholders of

AYRO, Inc.

This Written Consent is solicited by the Board of Directors of Ayro, Inc.

Please return this consent no later than 5:00 pm (Eastern Time) on May 12, 2020, which is the final date that the board of directors of Ayro, Inc., a Delaware corporation (“AYRO”), has set for receipt of written consents. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of common stock, par value $0.001 per share, and/or one or more series of preferred stock, par value $0.001 per share, including Series Seed 1, Series Seed 2, and/or Series 3, on April 20, 2020, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of AYRO capital stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333- 236461 ) of DropCar, Inc., a Delaware corporation (“DropCar”), and which more fully describes the proposal below.

1.	Approval of the merger of AYRO with and into ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (“Merger Sub”), with AYRO continuing as the surviving corporation and a wholly owned subsidiary of DropCar, and adoption and approval of the Agreement and Plan of Merger and Reorganization among DropCar, AYRO and Merger Sub, dated December 19, 2019 (the “Merger Agreement”), and the transactions contemplated thereby.

APPROVE [ ]	DISAPPROVE [ ]	ABSTAIN [ ]

2.	If you are a holder of AYRO preferred stock, the approval of the conversion of all of the AYRO preferred stock into AYRO common stock immediately prior to the consummation of the merger under the Merger Agreement.

APPROVE [ ]	DISAPPROVE [ ]	ABSTAIN [ ]

By executing this consent to approve the merger the undersigned, as a holder of AYRO common stock and/or AYRO preferred stock, hereby acknowledges that such consent is hereby irrevocable and that the undersigned is aware of their right to demand appraisal, as applicable, for its shares pursuant to Section 262 of the Delaware General Corporations Law (“DGCL”), a copy of which is attached hereto, and further, that by executing this consent, such appraisal right and the associated right to receive payment of the fair value of AYRO capital stock under the DGCL is hereby waived.

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of AYRO. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to AYRO by emailing a “.pdf” copy of your written consent to investors@ayro.com or by mailing your written consent to Ayro, Inc. 900 E. Old Settlers Boulevard, Suite 100, Round Rock, TX 78664, Attention: Rodney Keller and Curtis Smith.

[Signature Page Follows]

IF AN INDIVIDUAL:	IF AN ENTITY:

(please print or type complete name of entity)

By:	By:
(duly authorized signature)	(duly authorized signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:	Title:
(please print or type full title)	(please print or type full title)

Date: __________, 2020	Date: __________, 2020

Signature page to the

Form of written consent of

the stockholders of

AYRO, Inc.